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                                                          Exhibit 99.26(f)(1)(a)

                            ARTICLES OF INCORPORATION
                                       OF
                        ADJUSTABLE LIFE INSURANCE COMPANY

                                   ARTICLE I.

The name of this Company is Adjustable Life Insurance Company.

                                   ARTICLE II.

The nature of the business and the objects and purposes to be transacted, provided, and carried on by the Company are those of an insurance company. To this end it shall have the power:

     (1) To engage in the general business of a life insurance company, and to effect all forms, types, variations and combinations of life insurance, endowment or annuity contracts or policies, on a group or individual basis, on either a fixed or variable basis, or both, for the payment of money in a single sum or in installments upon the contingencies of death, disability or survivorship. To provide in such policies or contracts supplemental thereto, for additional benefits in the event of the death of the insured by accident, total and permanent disability of the insured, or specific dismemberment or disablement suffered by the insured.

     (2) To engage in the general business of an accident and health insurance company, for the purpose of effecting insurance against loss or damage by the sickness, bodily injury or death by accident of the insured or the insured's dependents, on a group or individual basis to effect all forms, types, variations and combinations of policies or contracts of insurance providing for indemnities in the event of death, sickness or disability.

     (3) To effect contracts of reinsurance or co-insurance of any individual or group risk underwritten by this Company, to reinsure risks of this Company or any part thereof with any other company or to reinsure the whole of or any portion of the risks of any other company.

     (4) To effect any kinds or classes of insurance business which companies of its kind are now or may hereafter be permitted by law to transact, whether or not such kinds or classes of insurance are specifically enumerated elsewhere in these Articles of Incorporation or existing amendments thereto.

     (5) To issue both participating contracts or policies and nonparticipating contracts or policies.

     (6) To conduct business in any state or territory of the United States, in the Dominion of Canada, and in any foreign country.

     (7) To acquire, hold and dispose of shares of stock, notes, bonds or other evidences of indebtedness or securities of any other corporation or corporations.

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     (8) To transact all business and to do all other things necessary or incidental to the foregoing purposes.

     (9) The powers herein conferred upon the Company are in furtherance and not in limitation of the powers conferred by the statutes of the State of Minnesota as from time to time in force and effect, and the Company shall have in addition to such authorized statutory powers as are in these Articles of Incorporation recited, all other powers and privileges conferred by the statues of the State of Minnesota now existing or hereinafter enacted.

     (10) The Company shall have the power and authority to acquire, own, and hold stock in any other insurance company, whether previously existing or not yet organized, and whether or not engaged in the type of insurance heretofore specified.

                                  ARTICLE III.

The principal place of transacting the business of this Company shall be in the City of Saint Paul, County of Ramsey, State of Minnesota.

                                   ARTICLE IV.

The duration of this Company shall be perpetual.

                                   ARTICLE V.

The government of the Company and the management of its affairs shall be vested in a Board of Directors of not less than three (3) nor more than eighteen (18) members, all of whom shall be shareholders and shall be elected annually by the shareholders at each annual meeting. The annual meetings shall be held, unless otherwise designated by the Board of Directors, on the first Tuesday of March of each year at such time and place within or without the State of Minnesota as the Board shall determine. The first Board of Directors of this Company, who shall hold office until their respective successors are elected and qualified, shall consist of:

                  Coleman Bloomfield           345 Cedar Street
                                               St. Paul, Minnesota 55101

                  Joseph R. Bird               345 Cedar Street
                                               St. Paul, Minnesota 55101

                  Richard A. Engen             345 Cedar Street
                                               St. Paul, Minnesota 55101

                  Robert E. Hunstad            345 Cedar Street
                                               St. Paul, Minnesota 55101

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                  Robert J. Hasling            345 Cedar Street
                                               St. Paul, Minnesota 55101

                                   ARTICLE VI.

The authorized amount of capital stock of this Company shall be One Million Five Hundred Thousand Dollars ($1,500,000) divided into One Million Five Hundred Thousand (1,500,000) shares of common stock at the par value of One Dollar ($1.00) each.

Each share of stock shall entitle the holder to one vote, and shareholders shall not be entitled to cumulate their votes for the election of directors. The Board of Directors of the Company shall have the power to cause to be issued from time to time any or all of the authorized but unissued shares of the stock of the Company at such prices and for such consideration as they in their unrestricted discretion deem wise and advisable. Shareholders shall not have any preemptive right to subscribe for any shares of such unissued stock.

                                  ARTICLE VII.

The highest amount of indebtedness or liability to which the Company shall at any time be subject, including bank loans and similar borrowing but exclusive of liability under insurance policies and other obligations routinely incurred in the ordinary course of the Company's business shall be Two Million Five Hundred Thousand Dollars ($2,500,000).

                                  ARTICLE VIII.

The names and post office addresses of the incorporators forming this Company are:

                  Joseph R. Bird               345 Cedar Street
                                               St. Paul, Minnesota 55101

                  Richard A. Engen             345 Cedar Street
                                               St. Paul, Minnesota 55101

                  Robert E. Hunstad            345 Cedar Street
                                               St. Paul, Minnesota 55101

                                   ARTICLE IX.

The first meeting of the corporation may be held at any time following the date of filing of these Articles of Incorporation with the Secretary of the State of Minnesota.